AMENDMENT NUMBER THREE
For the
Capital Corp of the West 401(k) Plan

AMENDMENT TO COMPLY WITH THE MINIMUM DISTRIBUTION REQUIREMENTS

ARTICLE I
GENERAL RULES

1.1	Effective Date. The provisions of this Amendment will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

1.2	Precedence. The requirements of this Amendment will take precedence over any inconsistent provisions of the Plan.

1.3
Requirements of Treasury Regulations Incorporated. All distributions required under this Amendment will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Internal Revenue Code.

1.4
TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Amendment, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions ofthe Plan that relate to Section 242(b)(2) of TEFRA.

ARTICLE II
TIME AND MANNER OF DISTRIBUTION

2.1	Required Beginning Date. The Participant?s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant?s required beginning date.

2.2
Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant?s entire interest will be distributed, or begin to be distributed, no later than as follows:

(a) If the Participant?s surviving spouse is the Participant?s sole designated beneficiary, then, except as provided in Article VI, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70Y2, if later.

(b) If the Participant?s surviving spouse is not the Participant?s sole designated beneficiary, then, except as provided in Article VI, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(c) If there is no designated beneficiary as of September 30 of the year following the year of the Participant?s death, the Participant?s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant?s death.

(d) If the Participant?s surviving spouse is the Participant?s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 2.2, other than Section 2.2(a), will apply as if the surviving spouse were the Participant.

For purposes of this Section 2.2 and Article IV, unless Section 2.2(d) applies, distributions are considered to begin on the Participant?s required beginning date. If Section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant?s required beginning date (or to the Participant?s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3
Forms of Distribution. Unless the Participant?s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Articles III and IV of this Amendment. If the Participant?s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

ARTICLE III

REQUIRED MINIMUM DISTRIBUTIONS DURING PARTICIPANT?S LIFETIME

3.1
Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant?s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(a) the quotient obtained by dividing the Participant?s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1 .401(a)(9)-9 of the Treasury regulations, using the Participant?s age as of the Participant?s birthday in the distribution calendar year; or

(b) if the Participant?s sole designated beneficiary for the distribution calendar year is the Participant?s spouse, the quotient obtained by dividing the Participant?s account balance by the number in the Joint and Last Survivor Table set forth in Section 1 .401 (a)(9)-9 of the Treasury regulations, using the Participant?s and spouse?s attained ages as of the Participant?s and spouse?s birthdays in the distribution calendar year.

3.2
Lifetime Required Minimum Distributions Continue Through Year of Participant?s Death. Required minimum distributions will be determined under this Article 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant?s date of death.

ARTICLE IV

REQUIRED MINIMUM DISTRIBUTIONS AFTER PARTICIPANT?S DEATH

4.1 Death On or After Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant?s death is the quotient obtained by dividing the Participant?s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant?s designated beneficiary, determined as follows:

(1) The Participant?s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant?s surviving spouse is the Participant?s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant?s death using the surviving spouse?s age as of the spouse?s birthday in that year. For distribution calendar years after the year of the surviving spouse?s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse?s birthday in the calendar year of the spouse?s death, reduced by one for each subsequent calendar year.

(3) If the Participant?s surviving spouse is not the Participant?s sole designated beneficiary, the designated beneficiary?s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant?s death, reduced by one for each subsequent year.

(b) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant?s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant?s death is the quotient obtained by dividing the Participant?s account balance by the Participant?s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

4.2 Death Before Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. Except as provided in Article VI, if the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant?s death s the quotient obtained by dividing the Participant?s account balance by the remaining life expectancy of the Participant?s designated beneficiary, determined as provided in Section 4.1.

(b) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant?s death, distribution of the Participant?s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant?s death.

(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Reguired to Begin. If the Participant dies before the date distributions begin, the Participant?s surviving spouse is the Participant?s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 2.2(a), this Section 4.2 will apply as if the s.jrviving spouse were the Participant.

ARTICLE V

DEFINITIONS

5.1
Designated beneficiary. The individual who is designated as the Beneficiary under the Plan and is the designated beneficiary under section 401(a)(9) of the Internal Revenue Code and Section 1 .401(a)(9)-1, Q&A-4, of the Treasury regulations.

5.2
Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant?s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant?s required beginning date. For distributions beginning after the Participant?s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 2.2. The required minimum distribution for the Participant?s first distribution calendar year will be made on or before the Participant?s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant?s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3	Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401 (a)(9)-9 of the Treasury regulations.

5.4
Participant?s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

5.5	Required beginning date. The date specified in the Plan when distributions under Section 401(a)(9) of the Internal Revenue Code are required to begin.

ARTICLE VI

5-YEAR RULE

6.1
5-Year Rule Applies to Distributions to Designated Beneficiaries. If the Participant dies before distributions begin and there is a designated beneficiary, distribution to the designated beneficiary is not required to begin by the date specified in Section 2.2, but the Participant?s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant?s death. If the Participant?s surviving spouse is the Participant?s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to either the Participant or the surviving spouse begin, this will apply as if the surviving spouse were the Participant. This provision applies to all distributions.

6.2
Participants or Beneficiaries Permitted to Elect 5-Year Rule. Participants or beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in Sections 2.2 and 4.2 of this Amendment applies to distributions after the death of a Participant who has a d.esignated beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under Section 2.2 of this Amendment, or by September 30 of the calendar year which contains the fifth anniversary of the Participant?s (or, if applicable, surviving spouse?s) death. If neither the Participant nor beneficiary makes an election under this paragraph, distributions will be made in accordance with Sections 2.2 and 4.2 of this Amendment and Section 6.1 of this Amendment.

Accepted By: _/s/ Thomas T. Hawker President/CEO_____________________________

Date:12/19/03

Board Resolutions for Approval Of
Minimum Distribution IRS Model Amendment and for Designated Person to Adopt Any and All Future Amendments That May Be Required Pursuant to Regulatory
Action or Direction

WHEREAS, the Capital Corp of the West Employee Stock Ownership Plan (ESOP or Plan) and the Capital Corp of the West 401(k) Plan (401 k or Plan) were previously amended to comply with certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) by adopting model amendment language suggested by the IRS in Notice 2001-57, dealing with certain plan limits and other general matters;

WHEREAS, the Treasury Department has, since the adoption date of the EGTRRA amendments issued final regulations governing required minimum distributions (RMDs) under Code section 401 (a)(9);

WHEREAS, the regulations require that RMDs be made from qualified plans when a participant attains age 70-1/2 (or retires, if later, for employees other than certain key employees) or after a participant?s death;

WHEREAS, the final regulations apply to RMDs for calendar years beginning after December 31, 2002, and therefore, the ESOP and 401k must be amended to comply with the new regulations; and

WHEREAS, the deadline for adopting these IRS model amendments is the later of (I) the last day of the 2003 Plan year or (ii) the last day of the GUST remedial amendment period for the Plan; the later of which for the ESOP and 401 k is December 31, 2003.

NOW, THEREFORE, BE IT RESOLVED, that the IRS Model amendment provided by counsel to the bank is hereby reviewed and approved as necessary and appropriate for the Plan;

RESOLVED FURTHER, that the adoption and execution of the IRS model amendment by the President of the bank on December 19, 2003 is hereby ratified and retroactively approved; and

RESOLVED FURTHER, that the President and the appropriate officers, without further action by this Board, are hereby specifically authorized and directed to take any and all actions that may be deemed necessary or appropriate with respect to the Plan including, but not limited to, adopting such additional amendments as may be required to obtain a favorable determination letter from the IRS confirming the tax qualified status of the Plan; adopting such additional minor amendments as may be necessary to clarify the terms of the Plan in keeping with the foregoing purposes; adopting such additional amendments deemed necessary to the Plan to ensure that the Plan complies with the requirements of the Internal Revenue Code and ERISA, as amended and applicable to the Plan in the future.

CERTIFICATE OF SECRETARY

The undersigned, being the duly appointed and acting secretary of Capital Corp of the West (Corporation), hereby certifies that the attached resolutions were duly adopted by action or written consent of the board of directors of the Corporation on January 27, 2004, and that such resolutions have not been modified or rescinded as of the date of this certificate.

Executed this 27 day of January, 2004.

_____/s/ Denise Butler____
Secretary